Exhibit 99.1
For Release 1 p.m. PST
Feb. 25, 2009
Trubion Pharmaceuticals Inc. Announces Workforce Reductions and Restructuring
SEATTLE, Feb. 25, 2009 — Trubion Pharmaceuticals Inc. (NASDAQ: TRBN) today announced a work force reduction of approximately 25 percent, or 25 employees, and a corporate restructuring. In the face of continuing uncertainty in the capital markets and the global economy, Trubion is proactively taking steps to reduce its costs and align its current resources with its strongest near-term opportunities while positioning the company for long-term sustainability and success.
Following the restructuring, Trubion will continue to invest in the development of its proprietary program, TRU-016, and the efficient and timely advancement of select preclinical assets with the greatest opportunity for value creation.
The company will also continue to support the programs developed under its collaboration with Wyeth, including TRU-015, SBI-087 and other undisclosed product candidates. Trubion remains dedicated to its Wyeth partnership and will continue to allocate resources to support its clinical and research commitments under the collaboration.
In 2009, Trubion anticipates the following milestones for its proprietary and partnered product candidates:
•	Announce TRU-016 Phase 1 chronic lymphocytic leukemia dose escalation trial data by end of Q2 2009

•	Announce TRU-016 Phase 2a chronic lymphocytic leukemia expanded cohort trial data by end of Q4 2009

•	Disclose next investigational new drug candidate by end of Q2 2009 for application in 2010

•	Announce TRU-015 Phase 2b (15002) rheumatoid arthritis re-treatment data at the annual meetings of the European League Against Rheumatism and the American College of Rheumatology (ACR)

•	Announce TRU-015 Phase 2b (2203) rheumatoid arthritis trial data by end of Q4 2009 (currently enrolling; conducted by Wyeth)

•	Announce SBI-087 Phase 1 rheumatoid arthritis trial data by end of Q4 2009 (currently enrolling; conducted by Wyeth)

•	Initiate SBI-087 Phase 1 systemic lupus erythematosus trial by end of Q1 2009 (conducted by Wyeth)
“Concentrating our resources on our clinical stage product candidates, as well as our preclinical programs with the greatest potential for value creation, while streamlining operations will increase our financial flexibility by reducing ongoing operating expenses and decreasing the need for additional financing in the short term,” said Peter Thompson, M.D., FACP, president, CEO and chairman of Trubion. “While this type of action is always very difficult, these actions will provide us with the best opportunity for near-term success and establish a foundation for building long-term stockholder value. I would like to thank all Trubion employees for their ongoing dedication to our mission of becoming a leading provider of protein therapeutics for the treatment of autoimmune and inflammatory diseases and cancer.”
Estimated charges of approximately $0.8 million will be recorded in the first quarter of 2009 in connection with one-time work force reduction costs, including severance and other benefits. Trubion will continue to support the programs developed under its collaboration with Wyeth and all expenses incurred will continue to be reimbursed by Wyeth. Based on its current forecast, and excluding any proceeds from potential new partnerships or financings, the reductions announced today, in combination with targeted investments in preclinical and clinical programs, will support the company’s operations into the second half of 2010.

Trubion will announce financial results for the fourth quarter and year ended Dec. 31, 2008, on March 12, 2009, after market close.
About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIPTM, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed SMIP therapeutics such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the company’s Wyeth collaboration. Trubion’s product pipeline also includes Trubion’s proprietary product candidate, TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies that is currently in Phase 1|2 clinical evaluation. In addition to Trubion’s current clinical stage product pipeline, the company is also developing additional product candidates that build on its product development experience. More information is available in the investors section of Trubion’s website: http://investors.trubion.com.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the expected reduction of costs and other expected benefits of the restructuring plan, the Company’s continued progress in its collaboration with Wyeth, the estimated charges and estimated amount of annual cost savings resulting from the restructuring and the Company’s opportunity for near-term success and for enhancing long-term stockholder value. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks that the Company does not realize the cost savings or other benefits expected from the restructuring, risks associated with the Company’s Wyeth collaboration, including Wyeth’s control over development timelines, the risk that the estimated charges associated with the restructuring ultimately are larger than expected or that the estimated annual cost savings are lower than expected and such other risks as are identified in the Company’s quarterly report on Form 10-Q for the period ended Sept. 30, 2008, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the Company’s corporate Web site at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
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Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals Inc.
(206) 838-0500
jdenike@trubion.com
http://www.trubion.com
Waggener Edstrom Worldwide Healthcare
Amy Petty
Senior Account Executive
(617) 576-5788
amyp@waggeneredstrom.com